FREEDOM FINANCIAL HOLDINGS, INC.

AMENDED AND RESTATED RESTRICTED STOCK AGREEMENT

This Agreement is made as of December 31, 2006 in Fort Wayne, Indiana, between Freedom Financial Holdings, Inc., a Maryland corporation (the “Company”), and Brian Kistler (“Kistler”), an individual with a principal residence of 6461 N 100 E Ossian, Indiana 46777.

WHEREAS in September 2006 the Company and Kistler entered into a restricted stock agreement;

WHEREAS, the undersigned acknowledges that the terms of the September 2006 restricted stock agreement have been modified;

WHEREAS, the undersigned hereby agrees to the modified terms as stated in this Amended and Restated Restricted Stock Agreement;

WHEREAS the Company desires to issue to Kistler and Kistler desires to acquire shares of Class B Preferred Stock of the Company as herein described on the terms and conditions hereinafter set forth.

WHEREAS the issuance of Class B Preferred Stock hereunder is in connection with services rendered by Kistler for the Company.

NOW, THEREFORE, the parties hereto agree as follows:

1. Issuance of Stock. Pursuant the vesting schedule and satisfaction of the condition precedent to vesting in Section 3, the Company hereby agrees to issue to Kistler and Kistler hereby agrees to acquire an aggregate of 84,750 shares of the Company’s Class B Convertible Preferred Stock, $.001 par value, convertible to common stock, $.001 par value in the aggregate (the “Shares”).

2. Share Certificate. The Company shall promptly issue and deliver to Kistler a share certificate evidencing the Shares. The share certificate will bear the legends as described in Section 7, below.

3. Vesting. The Shares shall vest pursuant to the following vesting schedule:

(a) Vesting Schedule.

(1)	October 1, 2007 - 28, 250 Shares

(2)	October 1, 2008 - 28,250 Shares

(3)	October 1, 2009 - 28,250 Shares

(b) Condition Precedent. Kistler hereby agrees to remain employed by the Company for a period of three (3) years from the date of execution of this Agreement. In the event that Kistler is not employed by the Company on each date listed in Section 3(a), all of his right, title, and interest to the Shares indicated for such time period will be forfeited.

(c) Terms of Employment. The terms and conditions of Kistler’s employment shall be those as defined in the employment agreement between Kistler and the Company executed on August 1, 2006 whereby the parties agreed to employ Kistler as the Chief Executive Officer of the Company or any such agreement which amends or replaces the August 1, 2006 agreement.

4. Restrictions on Transfer of Class B Preferred Shares Issued Pursuant to This Agreement.

(a) The Shares being issued hereunder may not be sold, offered for sale, pledged, hypothecated or otherwise transferred in the absence of an effective Registration Statement under the Act with respect to such Shares or an opinion of counsel reasonably acceptable to the Company that such registration is not required. The Company shall not be required to transfer on its books any portion of such Shares issued hereunder which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or to treat as the owner of such Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Shares shall have been so transferred.

(b) Kistler understands and acknowledges that the Shares have not been registered under the Act and are deemed to constitute “restricted securities” under Rule 144 promulgated under the Act. In this connection, Kistler warrants and represents to the Company that Kistler is acquiring the Shares for Kistler’s own account and Kistler has no present intention of distributing or selling said Shares except as permitted under the Act. Kistler further warrants and represents that Kistler has either (i) preexisting personal or business relationships with the Company or any of its officers, directors or controlling persons, or (ii) the capacity to protect his own interests in connection with the acquisition of the Shares by virtue of the business or financial expertise of Kistler or of any professional advisors to Kistler who are unaffiliated with and who are not compensated by the Company or any of its affiliates, directly or indirectly. Kistler further acknowledges that the exemption from registration under Rule 144 will not be available for at least one year from the date of acquisition of the Shares unless at least one year from the date of sale (i) a public trading market then exists for the Class B Preferred Stock of the Company, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 are complied with; and that any sale of the Shares may be made only in limited amounts in accordance with such terms and conditions. Kistler further represents and warrants that he is a bona fide resident of, and not a temporary resident of, and has his principal residence in the State of Indiana.

(c) Kistler hereby agrees that if so requested by the Company or any representative of the underwriters in connection with any registration of the public offering of any securities of the Company under the Act, Kistler shall not sell, transfer or otherwise dispose of any Shares or other securities of the Company during a period of up to 180 days (as specified by such representative) following the effective date of a registration statement of the Company filed under the Act; provided, however, that such restriction shall only apply to the first two registration statements of the Company to become effective under the Act which include securities to be sold on behalf of the Company to the public in an underwritten public offering under the Act. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such 180-day period.

5. Registration Rights. The Shares are subject to a registration rights agreement of even date between Kistler and the Company (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, common stock which underlies the Class B preferred shares will be registered pursuant to the Securities Act of 1933, as amended, (the “Act”) if the Company proposes to file a registration statement under the Act.

6.  Conversion to Common Stock. Upon the filing of a registration statement filed by the Company in connection with the public offering of the securities of the Company the Class B shares will be converted to common shares, the restrictions on transfer as described in Section 4 will not be applicable; applicable restrictions on transfer and sale will be those as defined in Section 3 of this Agreement and the Registration Rights Agreement.

7. Stock Certificate Legends. All stock certificates evidencing any shares of Class B Preferred Stock issued hereunder shall be endorsed with the following legends:

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RESTRICTED STOCK AGREEMENT SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR THE PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS COMPANY. ANY TRANSFER OR ATTEMPTED TRANSFER OF ANY SHARES SUBJECT TO SUCH RESTRICTED STOCK AGREEMENT IS VOID WITHOUT THE PRIOR EXPRESS WRITTEN CONSENT OF THE ISSUER OF THESE SHARES.”

(b) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”). THEY MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT OR AN EXEMPTION THEREFROM IS AVAILABLE.”

(c) Any other legend required to be placed thereon by the Company’s bylaws or applicable state, federal or foreign securities laws.

8. Adjustment for Stock Split. All references to the number of Shares and the purchase price of the Shares in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the Shares, which may be made by the Company after the date of this Agreement.

9. Tax Consequences. Kistler understands that the Shares have been valued by the Board of Directors of the Company at Two Dollars ($2.00) per Share (the “Issue Price”), and that the Company believes this valuation represents a fair attempt at reaching an accurate appraisal of their present worth. Kistler understands, however, that the Company can give no assurances that the Issue Price is in fact the fair market value of the Shares and that it is possible that the Internal Revenue Service could successfully assert that the value of the Shares on the date of purchase is greater than so determined. If the Internal Revenue Service were to succeed in a tax determination that the Shares had value greater than that upon which the transaction was based, the additional value could constitute ordinary income as of the date of its receipt. The additional taxes (and interest) due would be payable by Kistler, and there is no provision for the Company to reimburse him for that tax liability, and Kistler assumes all responsibility for such potential tax liability. Kistler has reviewed with Kistler’s own tax advisor the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Kistler is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Kistler understands that Kistler (and not the Company) shall be responsible for Kistler’s own tax liability that may arise as a result of the transactions contemplated by this Agreement. ACCORDINGLY, KISTLER SHALL BE RESPONSIBLE FOR THE PROPER AND TIMELY FILING OF ANY ELECTION PURSUANT TO SECTION 83(b) OF THE INTERNAL REVENUE CODE, AND ANY COMPARABLE STATE ELECTION, WHICH KISTLER ELECTS TO MAKE IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, AND THE COMPANY SHALL HAVE NO OBLIGATION OR LIABILITY THEREFOR. An 83(b) Election Form is attached as Exhibit A hereto. The Company may withhold from Kistler’s wages, or require Kistler to pay, any applicable withholding or employment taxes resulting from the lapse of any restrictions imposed on the Shares.

10. General Provisions.

(a) The rights and benefits of the Company under this Agreement shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. Subject to the restrictions on transfer set forth herein, rights and obligations of Kistler under this Agreement shall be binding upon Kistler, his heirs, executors, administrators, successors and assigns. The rights and obligations of Kistler under this Agreement may only be assigned with the prior written consent of the Company.

(b) Any notice, demand or request required or permitted to be given by either the Company or Kistler pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. Mail, First Class with postage prepaid, and addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing.

(c) Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a parent or subsidiary of the Company, to terminate Kistler’s employment for any reason, with or without cause.

(d) Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

(e) Kistler agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

(f) Kistler has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement.

(g) This Agreement shall be governed by the laws of the State of Indiana and interpreted and determined in accordance with the laws of the State of Indiana, as such laws are applied by Indiana courts to contract made and to be performed entirely in Indiana by residents of that state.

(h) Kistler acknowledges and agrees that the vesting of shares pursuant to Section 3 hereof is earned only by continuing service as an employee at the will of the Company. Kistler further acknowledges and agrees that this agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee for the vesting period, for any period, or at all, and shall not interfere with Kistler’s right or the Company’s right to terminate Kistler’s employment relationship at any time, with or without cause.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

Freedom Financial Holdings, Inc.	Kistler:
By: // ss //	// ss //
Robin Hunt, Secretary	Brian Kistler